EXHIBIT 4.6

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

REED’S, INC.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 300,000 Shares of Series B Convertible Preferred Stock Issuable Upon
Exercise of Rights to Subscribe for Such Shares at $10.00 per Share

Enclosed for your consideration is a prospectus, dated [                      ], 2009 (the “Prospectus”), relating to the offering by Reed’s, Inc., a Delaware corporation (the “Company”) of subscription rights (the “Rights Offering”) to purchase shares of the Company’s Series B Convertible Preferred Stock (“Preferred Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [                 ], 2009 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to 300,000 shares of the Company’s Series B Preferred, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [                   ], 2009 and ends at 5:00 p.m., New York City time, on [                ], 2009, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Series B Preferred will not be listed on the NASDAQ Capital Market; however the Company intends to apply to the OTC Bulletin Board for quotation of the Series B Preferred. The Rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of the Company’s common stock. $0.0001 par value, owned on the Record Date.

Four (4) Rights entitle the holder (the “Rights Holders”) to purchase one share of Series B Preferred at the subscription price of $10.00 per share (the “Basic Subscription Right”).

Rights Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). If requests for shares of Series B Preferred pursuant to he Basic Subscription Right exceed the shares of Series Preferred available, the shares of Series B Preferred will be allocated pro-rata among Rights Holders on the number of Rights then held. Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Series B Preferred for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Series B Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series B Preferred pursuant to the Over-Subscription Right exceed the remaining shares of Series Preferred available, the remaining shares of Series B Preferred will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Series B Preferred will be issued in the Rights Offering.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated [ ], 2009; and

2.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series B Preferred to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Series B Preferred to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885

2